PricewaterhouseCoopers AS
N-0245 Oslo
Telephone +47 23 16 00 00
Fax +47 23 16 10 00

EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 17, 2005 relating to the financial statements that appear in Eksportfinans ASA’s Annual Report on Form 20-F for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

April 15, 2005
Oslo, Norway

PricewaterhouseCoopers AS

Offices: Oslo Arendal Bergen Drammen Fredrikstad Førde Hamar Kristiansand Mandal Mo i Rana Stavanger Tromsø Trondheim Tønsberg Ålesund
PricewaterhouseCoopers refers to the member firms of the worldwide PricewaterhouseCoopers organization
Members of Den norske Revisorforening | Foretaksregisteret: NO 933 922 847
www.pwcglobal.com/no